UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. __)*

                              AMEN Properties, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                   023477-20-1
                                 (CUSIP Number)

                                  John M. James
                          303 W. Wall Street, Ste. 2300
                                Midland, TX 79701
                                 (432) 684-3821
            --------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                   03/01/2005
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is Filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 "(Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   023477-20-1
            -----------

(1) Name of Reporting Persons:
I.R.S. Identification Nos. of above persons (entities only):

Moriah Investment Partners
--------------------------------------------------------------------------------

(2) Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]  Not Applicable
(b) [ ]  Not Applicable
--------------------------------------------------------------------------------


(3) SEC Use Only:

--------------------------------------------------------------------------------


(4) Citizenship or Place of Organization

United States of America
--------------------------------------------------------------------------------



Number of Shares
Beneficially Owned
by Each Reporting
Person With:          (5.) Sole Voting Power              100,000
                                                          ----------
                      (6.) Shared Voting Power            0
                                                          ----------
                      (7.) Sole Dispositive Power         100,000
                                                          ----------
                      (8.) Shared Dispositive Power       0
                                                          ----------

--------------------------------------------------------------------------------

(9) Aggregate Amount Beneficially Owned by Each Reporting Person:

150,000

--------------------------------------------------------------------------------

(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): [ ]

--------------------------------------------------------------------------------


(11) Percent of Class Represented by Amount in Row (9):

6.4%

--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):

PN
--------------------------------------------------------------------------------

ITEM 1.NAME AND ADDRESS OF ISSUER
---------------------------------

This Statement on Schedule 13G (this "Statement") relates to Common stock,
$0.01 par value per share ("Common Stock"), of AMEN Properties, Inc., a Delaware corporation (the "Issuer"). The address of the Issuer's principal executive offices is 303 W. Wall Street, Ste. 2300, Midland, TX 79701.

ITEM 2. IDENTITY AND BACKGROUND

(a) The name of the person filing this Statement is Moriah Investment Partners. (the "Reporting Person").

(b) The address of the principal business office of the Reporting Person is P.O. Box 5562 Midland, TX 79704.

(c)  Citizenship: United States of America

(d)  Title of Class of Securities: Common Stock $.01 par value per share.

(e) CUSIP Number: 023477-20-1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss. 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     [    ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
            78o).

     [    ] Bank as defined in section 3 (a) (6) or the Act (15 U.S.C. 78c).

     [    ] Insurance company as defined in section 3(a) (19) of the Act (15
            U.S.C. 78c).

     [    ] Investment company registered under section 8 of the Investment
            Company Act of 1940 (15 U.S.C. 80a-8).

     [    ] An investment adviser in accordance with ss.240.13d-1(b) (1) (ii)
            (E);

     [    ] An employee benefit plan or endowment fund in accordance with
            ss.240.13d-1(b) (1) (ii) (F);

     [    ] A parent holding company or control person in accordance with
            ss.240.13d-1(b) (1) (ii) (G);

     [    ] A savings associations as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813)

     [    ] A church plan that is excluded from the definition of an investment company under section 3(c) (14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     [    ] Group, in accordance with ss.240.13d-1(b) (1) (ii) (J).


ITEM 4. OWNERSHIP

(a) Amount beneficially owned:  150,000.
                                -------
(b) Percent of class:  6.4%.
                       -----

(c) Number of        (i).  Sole Voting Power            100,000
Shares as to which                                      ------------
the person has:
                     (ii)  Shared Voting Power          0
                                                        ------------
                     (iii) Sole Dispositive Power       100,000
                                                        ------------
                     (iv)  Shared Dispositive Power     0
                                                        ------------

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

None.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

None.

ITEM 8. INDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

None.

ITEM 9. NOTICE OF DISSOLUTON OF GROUP

None.


ITEM 10. CERTIFICATION

(a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect or changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of March 14, 2005


By: /s/ Cary D. Brown
---------------------------------------------------
Cary D. Brown
General Partner